August 9, 2019

Brett Whitmire
Chief Financial Officer
DIODES INC /DEL/
4949 Hedgcoxe Road
Plano, Texas 75024

       Re: DIODES INC /DEL/
           Form 10-K for the Fiscal Year Ended December 31, 2018
           Filed February 21, 2019
           File No. 002-25577

Dear Mr. Whitmire:

       We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of Electronics
and Machinery